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                                                                     Exhibit 5.1

May 15, 2001

Asyst Technologies, Inc.
48761 Kato Road
Fremont, California 94538

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Asyst Technologies, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,959,093 shares of the Company's common stock, no par value (the "Common Stock"), pursuant to its 1993 Employee Stock Option Plan, its 2001 Non-Officer Equity Plan and the Semifab, Inc. 1993 Flexible Stock Incentive Plan (together, the "Option Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Articles of Incorporation and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock, when sold and issued in accordance with the Option Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By: /s/ James C. Kitch
   ---------------------------------
     James C. Kitch